EXHIBIT 4
[Letterhead of Cleary Gottlieb Steen & Hamilton LLP]
Writer’s Direct Dial: +49 69 97 10 31 90
E-Mail: adelacruz@cgsh.com
April 24, 2006
República Oriental del Uruguay
c/o Banco Central del Uruguay
C. Correo 1467
11100 Montevideo
Uruguay
Ladies and Gentlemen:
     We have acted as special New York counsel to República Oriental del Uruguay (the “Republic”) and Banco Central del Uruguay (“Banco Central”) in connection with the Republic’s offering pursuant to a registration statement (No. 333-124476), filed with the Securities and Exchange Commission (the “Commission”) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”), of US$500,000,000 aggregate principal amount of the Republic’s 7.625% Bonds due 2036 (the “Securities”), issued under an Indenture dated as of May 29, 2003 (the “Indenture”) among the Republic, Banco Central, as financial agent of the Republic, and The Bank of New York, as trustee (the “Trustee”). Such registration statement, as of March 16, 2006, but excluding exhibits thereto and the documents incorporated by reference therein, is herein called the “Registration Statement;” the related prospectus dated May 2, 2005, as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Basic Prospectus;” the prospectus supplement dated March 16, 2006, as first filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Prospectus Supplement;” and the Basic Prospectus and the Prospectus Supplement together are herein called the “Prospectus.”

     In arriving at the opinions expressed below, we have reviewed the following documents:
(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Indenture; and

(d)	the Securities in global form as executed by the Republic.
In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of such instruments and other certificates of public officials, officers and representatives of the Republic and Banco Central and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.
     In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) that all signatures on all such agreements and documents are genuine, (ii) the accuracy as to factual matters of each document we have reviewed, and (iii) that all agreements and documents we have examined have been duly authorized, executed and delivered pursuant to Uruguayan law.
     Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that, assuming the Indenture has been duly authorized, executed and delivered by the parties thereto and the Securities have been duly authorized by the Republic and duly executed and authenticated in accordance with the terms of the Indenture and delivered and paid for in accordance with the terms of the underwriting agreement dated as of March 16, 2006 between the Republic, Banco Central, as financial agent of the Republic, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated, the Securities constitute valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Indenture.
     In giving the foregoing opinion, (i) we have assumed that each of the Republic and the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture and the Securities enforceable against the parties thereto (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States or the law of the State of New York that in our experience are normally applicable in relation to transactions of the type contemplated by the Indenture and the Securities), (ii) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity, and (iii) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.
     We express no opinion as to the enforceability of paragraph 16 of the Terms and Conditions of the Securities relating to currency indemnity.
     The enforceability in the United States of the waiver of immunities from court jurisdiction and from legal process by the Republic set forth in paragraph 15(d) of the terms and conditions of the Securities and Section 9.7(d) of the Indenture, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.
     We also note that the designations in paragraph 15(b) of the terms and conditions of the Securities and Section 9.7(b) of the Indenture of the U.S. federal courts located in The City of New York as the venue for actions or proceedings relating to the Securities are (notwithstanding the waiver contained in paragraph 15(b) of the terms and conditions of the Securities and Section 9.7(b) of the Indenture) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.
     The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.
     We hereby consent to the filing of this opinion as an exhibit to Amendment No. 9 to the Republic’s annual report on Form 18-K for the fiscal year ended December 31, 2004 and to the references to us under the heading “Validity of the Securities” in the Basic Prospectus and under the heading “Validity of the Bonds” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Andrés de la Cruz Andrés de la Cruz, a Partner